Exhibit 99.1

Consumers Bancorp, Inc. Reports:

•	Net income increased by 6.3% to $2.8 million, or $1.05 per share, for the twelve month period ended June 30, 2014
•	$722 thousand, or 6.0%, increase in net interest income to $12.7 million for the twelve months ended June 30, 2014
•	Total assets increased by 11.4% during the twelve months ended June 30, 2014
•	Average equity to average assets increased to 10.38% at June 30, 2014 from 8.43% at June 30, 2013

Minerva, Ohio — August 8, 2014 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $783 thousand for the fourth fiscal quarter of 2014, an increase of $104 thousand, or 15.3%, from the same period last year. Earnings per share for the fourth fiscal quarter of 2014 were $0.29 compared to $0.33 for the same period ended June 30, 2013.

For the twelve months ended June 30, 2014, net income was $2.8 million, an increase of $168 thousand, or 6.3%. Fiscal year-to-date net income per share was $1.05 compared to $1.29 for the same period last year. Earnings per share declined for the fourth fiscal quarter of 2014 and for the fiscal year-to-date period as a result of the additional 655,668 outstanding shares issued for the rights and public offering that were completed in July 2013.

Return on average assets and return on average equity for the twelve months ended June 30, 2014 were 0.77% and 7.44%, respectively, compared to 0.78% and 9.21%, respectively, for the same period last year. The return on average equity declined from the same period last year due to a $9.1 million increase in average equity mainly as a result of the $9.2 million in net proceeds from the rights and public offering that were completed in July 2013.

Assets at June 30, 2014 totaled $382.5 million, an increase of $39.0 million from June 30, 2013. Securities increased by $29.2 million, with this growth being funded by a $19.8 million increase in deposits and by a $12.1 million increase in shareholders’ equity. The growth in shareholders’ equity was primarily the result of the funds received from the rights and public offering that were completed in July 2013.

Ralph J. Lober, President and Chief Executive Officer, stated, “Strong commercial and agricultural loan originations highlighted a strong fourth quarter. Our business development efforts continue to result in new relationship opportunities that are fueling deposit and loan growth throughout our markets and strengthening noninterest income. Adhering to community involvement and relationship banking, two tenants of community banking, is striking a chord with our customer base. This, along with continued stability in the net interest margin contributed to strong fourth quarter results.”

Net interest income for the fourth fiscal quarter of 2014 increased by $303 thousand from the same period last year, with interest income increasing by $284 thousand and interest expense decreasing by $19 thousand. The net interest margin for the three months ended June 30, 2014 was 3.89% which was consistent with the previous quarter ended March 31, 2014 and compares favorably to the net interest margin of 3.85% for the same period last year. Consumers’ yield on average interest-earning assets was 4.17% for the three months ended June 30, 2014, a decline from 4.18% for the same period last year. Consumers’ cost of funds decreased to 0.38% for the three months ended June 30, 2014 from 0.44% for the same period last year.

Net interest income for the twelve months ended June 30, 2014 increased by $722 thousand, or 6.0%, from the same period last year, with interest income increasing by $515 thousand and interest expense decreasing by $207 thousand. The net interest margin was 3.86% for the current fiscal year-to-date period compared with 3.90% for the same period last year.

Other income totaled $690 thousand for the fourth quarter of fiscal year 2014 compared with $727 thousand for the same period last year. Other income for the prior year included a $33 thousand gain from the sale of securities compared with a $13 thousand gain for the fourth quarter of fiscal year 2014.

Other income totaled $2,761 thousand for the twelve months ended June 30, 2014 compared with $2,802 thousand for the same period last year. Other income for the prior year included a $157 thousand gain from the sale of securities compared with a $49 thousand gain for the current fiscal year-to-date period. Excluding the securities gains, non-interest income increased by $67 thousand, or 2.5%, primarily as a result of an $81 thousand, or 10.2%, increase in debit card interchange income.

Other expenses increased by $208 thousand, or 7.7%, for the fourth fiscal quarter of 2014 from the same period last year. For the year-to-date period, other expenses increased by $581 thousand, or 5.2%, from the same period last year. The increase in other expenses for the year-to-date period was primarily the result of higher salaries and employee benefit expenses, professional fees and one-time expenses associated with a multi-family residential property that was acquired through a deed in lieu of foreclosure. This property was sold during the third quarter of fiscal year 2014.

Non-performing loans were $2.0 million at June 30, 2014, compared with $1.9 million at March 31, 2014 and $1.1 million at June 30, 2013. Non-performing loans at June 30, 2014 and March 31, 2014 include a $1.4 million commercial real estate credit that is well secured by two farms and multiple homes. The allowance for loan losses as a percentage of non-performing loans was 122.33% at June 30, 2014 compared with 122.68% at March 31, 2014 and 223.06% at June 30, 2013. The allowance for loan losses as a percent of total loans at June 30, 2014 was 1.07% and net charge-offs to total loans were 0.15% for the twelve month period ended June 30, 2014 compared with net charge-offs of 0.08% for the same period last year.

Consumers provides a complete range of banking and other investment services to businesses and clients through its twelve full service locations and a loan production office in Stark, Carroll and Columbiana counties in Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions becoming less favorable than expected, resulting in, among other things, a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; an extended period in which market levels of interest rates remain at historical low levels which could reduce, or put pressure on our ability to maintain, anticipated or actual margins; the nature, extent, and timing of government and regulatory actions; credit risks of lending activities, competitive pressures on product pricing and services and changes in technology.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc.

Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Month Period Ended		Twelve Month Period Ended
Consolidated Statements of Income	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Total interest income	$3,535	$3,251	$13,656	$13,141
Total interest expense	250	269	995	1,202
Net interest income	3,285	2,982	12,661	11,939
Provision for loan losses	81	166	249	337
Other income	690	727	2,761	2,802
Other expenses	2,915	2,707	11,682	11,101
Income before income taxes	979	836	3,491	3,303
Income tax expense	196	157	654	634
Net income	$783	$679	$2,837	$2,669
Basic and diluted earnings per share	$0.29	$0.33	$1.05	$1.29

Consolidated Statements of Financial Condition	June 30, 2014	June 30, 2013
Assets
Cash and cash equivalents	$11,125	$9,356
Certificates of deposit in other financial institutions	2,703	4,175
Securities, available-for-sale	126,393	97,229
Securities, held-to-maturity	3,000	3,000
Federal bank and other restricted stocks, at cost	1,396	1,186
Loans held for sale	559	93
Total loans	224,966	217,040
Less: allowance for loan losses	2,405	2,496
Net loans	222,561	214,544
Other assets	14,740	13,906
Total assets	$382,477	$343,489
Liabilities and Shareholders’ Equity
Deposits	$313,897	$294,107
Other interest-bearing liabilities	25,785	18,856
Other liabilities	2,592	2,383
Total liabilities	342,274	315,346
Shareholders’ equity	40,203	28,143
Total liabilities and shareholders’ equity	$382,477	$343,489

	At or For the Twelve Month Period Ended
Performance Ratios:	June 30, 2014	June 30, 2013
Return on Average Assets	0.77%	0.78%
Return on Average Equity	7.44	9.21
Average Equity to Average Assets	10.38	8.43
Net Interest Margin (Fully Tax Equivalent)	3.86	3.90

Market Data:
Book Value per Common Share	$14.70	$13.60
Dividends Paid per Common Share	0.48	0.48
Period End Common Shares	2,735,536	2,068,720

Asset Quality:
Net Charge-offs to Total Loans	0.15%	0.08%
Non-performing Assets to Total Assets	0.57	0.33
ALLL to Total Loans	1.07	1.15